Exhibit a(5)(iv)

UTStarcom Announces Final Results of its Tender Offer

BEIJING, January 10, 2013 — UTStarcom Holdings Corp. (“UTStarcom” or the “Company”) (Nasdaq: UTSI), a leading provider of media operational support services and broadband equipment products and services, today announced the final results of its previously announced tender offer to purchase up to 25,000,000 of its ordinary shares at a price of $1.20 per share, which expired at 5:00 P.M., New York City time, on Thursday, January 3, 2013.

UTStarcom has accepted for purchase 25,000,000 of its ordinary shares at a price of $1.20 per share, for an aggregate cost of $30,000,000 excluding fees and expenses relating to the tender offer.

Based on the final tabulation by Computershare Trust Company N.A., the Depositary for the tender offer, 63,357,546 of UTStarcom’s ordinary shares were properly tendered and not withdrawn (excluding any conditional tenders that were not accepted due to the specified condition not being satisfied). UTStarcom has been informed by the Depositary that, after giving effect to the priority for “odd lots,” the final proration factor is approximately 39.4%.

The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

Immediately following the purchase of the tendered shares, UTStarcom expects to have approximately 117,068,276 ordinary shares outstanding.

Jefferies & Company, Inc. is the dealer manager for the tender offer. The information agent for the tender offer is Alliance Advisors LLC.  Shareholders, banks and brokers who have questions may call the dealer manager at (877) 547-6340 (toll free) or the information agent at (877) 777-5603 (toll free).

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any of UTStarcom’s ordinary shares.

About UTStarcom Holdings Corp.

UTStarcom is focused on providing next generation media operational support services in the rapidly growing markets for TV over IP services and broadband equipment products and services. UTStarcom is committed to meeting the evolving needs of cable and broadband service providers to enable a more personalized entertainment experience. The Company sells its media operational support services and broadband equipment products and services to operators in both emerging and established broadband and cable markets around the world.

UTStarcom was founded in 1991 and has traded on the NASDAQ since 2000. The Company has its operational headquarters in Beijing, China and research and development operations in China and India. For more information about UTStarcom, visit the Company’s website at http://www.utstar.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the tender offer and the payment for shares tendered. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially and adversely from the Company’s current expectations. These include risks and uncertainties related to, among other things, the number of shares tendered by shareholders, changes in the financial condition and cash position of the Company, assumptions the Company makes regarding the growth of the market and the success of the Company’s offerings in the market, and the Company’s ability to execute its business plan and manage regulatory matters.  The risks and uncertainties also include the risk factors identified in the Company’s latest Annual Report on Form 20-F and Current Reports on Form 6-K, as filed with the Securities and Exchange Commission. The Company is in a period of transition and the conduct of its business is exposed to additional risks as a result. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, which may change, and UTStarcom assumes no obligation to update any such forward-looking statement.

Contacts:

UTStarcom Holdings Corp.
Ms. Jing Ou-Yang
+86-10-8520-5153
jouyang@utstar.com

FTI Consulting, Inc.
Ms. May Shen (Beijing)
+86-10-8591-1951
May.Shen@fticonsulting.com

Mr. Daniel DelRe (Hong Kong)
+852-3768-4547
Daniel.DelRe@fticonsulting.com

Mr. Eric Boyriven (New York)
+212-850-5671
Eric.Boyriven@fticonsulting.com

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